Exhibit 5.1

[Machado Meyer Letterhead]

May 16, 2006

TIM Participações S.A.

Avenida das Américas, 3434-7° andar

22640-102 Rio de Janiero, RJ, Brazil

Ladies and Gentlemen,

We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as special Brazilian counsel to TIM Participações S.A. (the “Company”), a corporation organized under the laws of Brazil, in connection with the registration statement on Form F-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), an unspecified amount of preferred shares (the “Preferred Shares”) of the Company, which may be represented by American Depositary Shares, and which may be offered in connection with their initial issuance (“Primary Preferred Shares”) or resale transactions (“Secondary Preferred Shares”).

For the purposes of rendering this opinion we have examined and/or relied upon copies of the following documents:

(i)	a copy of the Registration Statement; and
(ii)	such other documents, stock transfer and registry books, corporate records and certificates of officers of the Company as we have deemed necessary for the purpose of this opinion.

We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of the laws of Brazil as of the date hereof and not in respect of any other laws.

In giving this opinion we have made the following assumptions:

(i)	that all the documents submitted to use as facsimile or copy of specimen documents conform to their originals;
(ii)	that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine; and
(iii)	that all documents submitted to us as originals are authentic.

As to factual matters, we have relied upon certificates, documents and oral or written information of the Company provided to us by officers of the Company on behalf of the Company.

We have also assumed that (i) a prospectus supplement will have been filed with the Commission with respect to the securities offered thereby and (ii) the Primary Preferred Shares (a) will be duly authorized and issued, and will be delivered against receipt of consideration approved by the Company which will be no less than the par value, if any, thereof and (b) will be issued in compliance with applicable law.

Based on the above assumptions, we are of the opinion that (i) the Primary Preferred Shares will be duly and validly authorized, legally issued, fully paid and non-assessable and (ii) the Secondary Preferred Shares are duly and validly authorized, legally issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Registration Statement and the transactions contemplated thereby.

This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Validity of the Securities” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Machado, Meyer, Sendacz e Opice

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